Exhibit 99.28(h)(xvii)

Amended and Restated

Schedule B

to the

Administration and Fund Accounting Agreement

by and between

Driehaus Mutual Funds

and

UMB Fund Services, Inc.

SERVICES

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will:

•	provide office space, facilities, equipment and personnel to carry out its services hereunder;

•	compile data for and prepare with respect to the Funds timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR;

•

prepare and review the financial statement for the Funds’ Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Adviser;

•	prepare and review Form N-Q after the Funds’ first and third fiscal quarter;

•	oversee filing of Form N-PX;

•

assist in the preparation for execution by the Trust and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants;

•

prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants;

•

provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefor) and any amendments thereto, subject to the review of Trust counsel;

•	determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Trust assets on proper authorization from the Trust;

•

calculate income factors and daily net asset values of each Fund (i) in accordance with the Trust’s operating documents as provided to the Administrator, and (ii) based on security valuations provided by the Trust, the Trust’s investment adviser, and pricing service(s), as provided herein;

•	maintain all general ledger accounts and related subledgers;

•	assist in the acquisition of the Trust’s fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

•

from time to time as the Administrator deems appropriate, check each Fund’s compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Trust’s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance);

•	maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act;

•

prepare and file state securities qualification/notice compliance filings, with the advice of the Trust’s legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

•	develop with legal counsel and the secretary of the Trust an agenda for each board meeting and, if requested by the Trustees, attend board meetings and prepare minutes;

•	With respect to Form N-PORT:

•

On a monthly basis, extract the required data from Administrator’s fund accounting system and import that data into the financial reporting system. If Administrator is not the fund accountant, a standardized file from the Fund’s fund accountant will need to be provided to Administrator.

•	Incorporate security reference and risk data, as necessary, from advisor or third-party provider approved by the advisor.

•	Review all data and provide draft of the report to the advisor for approval prior to filing.

•	On a monthly basis file Form N-PORT with the SEC, within the 30 day filing requirement.

The Funds hereby agree as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

•	To comply with all laws, rules and regulations applicable to accessing and using Data;

•	To not extract the Data from the view-only portal;

•	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

•	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

•	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

•	The foregoing obligations in no way amend or supersede the provisions in any other agreement between the Funds and Bloomberg.

•	With respect to Form N-CEN:

•	On an annual basis, compile and review data required to complete the form and provide, as a draft of the report to the advisor for approval prior to filing.

•	File report with the SEC by required deadline.

•	prepare Form 1099s for Trustees and other fund vendors;

•	calculate dividend and capital gains distributions subject to review and approval by the Trust and its independent accountants; and

•	generally assist in the Trust’s administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Administrator agrees to take such actions, those actions taken shall be deemed part of the Schedule B.

In witness whereof, the undersigned have executed this Amended and Restated Schedule B to the Administration and Fund Accounting Agreement by and between Driehaus Mutual Funds and UMB Fund Services, Inc. effective as of the 1st day of June, 2018.

UMB FUND SERVICES, INC.	DRIEHAUS MUTUAL FUNDS

By:	/s/ Maureen Quill	By:	/s/ Michelle L. Cahoon

Title:	President	Title:	Vice President & Treasurer